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                              EXHIBIT 23.1



                    Consent of Independent Auditors



Trustees
Titan Holdings Service Corporation 401(k) Plan:

We consent to incorporation by reference in the registration statement (No. 333-50937) on Form S-8 dated April 24, 1998 of St. Paul Companies, Inc. of our report dated June 18, 1999, relating to the statement of net assets available for plan benefits of the Titan Holdings Service Corporation 401(k) Plan as of December 31, 1998, and the related statement of changes in net assets available for plan benefits for the year then ended and all related schedules, which report appears in the December 31, 1998, annual report on Form 11-K of Titan Holdings Service Corporation 401(k) Plan.





                                   /s/ KPMG LLP
                                       --------
                                       KPMG LLP
San Antonio, Texas
June 28, 1999